As filed with the Securities and Exchange Commission on August 7, 2023

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
Eagle Bulk Shipping Inc.
(Exact Name of Registrant as Specified in Its Charter)

Republic of the Marshall Islands	98-0453513
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)
300 First Stamford Place, 5th Floor
Stamford, CT 06902
(Address of Principal Executive Offices, Including Zip Code)
EAGLE BULK SHIPPING INC.
SECOND AMENDED AND RESTATED
2016 EQUITY INCENTIVE PLAN
(Full Title of the Plan)
Constantine Tsoutsoplides
Chief Financial Officer
Eagle Bulk Shipping Inc.
300 First Stamford Place, 5th Floor
Stamford, Connecticut 06902
(203) 276-8100
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Daniel Fisher, Esq.
Alan J. Feld, Esq.
John P. Clayton, Esq.
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
(212) 872-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Eagle Bulk Shipping Inc., a Republic of the Marshall Islands corporation (the “Company” or the “Registrant”), for the purpose of registering 224,020 shares of Common Stock of the Registrant, par value $0.01 per share (“Common Stock”), which may be issued under the Eagle Bulk Shipping Inc. Second Amended and Restated 2016 Equity Incentive Plan (the “Plan”), which was approved by the Company's shareholders on June 14, 2022.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Form S-8. The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the participants in the Plan, as required by Rule 428 under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:
(a)The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Commission on March 10, 2023;
(b)The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the Commission on May 5, 2023;
(c)The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the Commission on August 4, 2023;
(d)The Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 27, 2023 and definitive additional materials filed with the Commission on April 27, 2023;
(e)The Registrant’s Current Reports on Form 8-K filed with the Commission on January 19, 2023, March 31, 2023, May 17, 2023, June 16, 2023 and June 23, 2023; and
(f)The descriptions of the Registrant’s Common Stock contained in Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Commission on March 10, 2023 and the Registration Statement on Form 8-A, filed with the Commission on June 23, 2023, including any subsequently filed amendments and reports updating such descriptions.
Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
Section 60 of the Business Corporations Act of the Associations Law of the Republic of the Marshall Islands (the “BCA”) provides as follows with respect to the indemnification of directors and officers:
(1) Actions not by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
(2) Actions by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
(3) When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
(4) Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.
(5) Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.
(6) Continuation of Indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7) Insurance. A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.
The Registrant’s Third Amended and Restated Articles of Incorporation and Second Amended and Restated By-Laws provide for indemnification of directors and officers, to the fullest extent permitted by the BCA, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such director or officer in connection with their official capacity as a director or officer or in any other capacity on behalf of the Registrant while serving as a director or officer. Such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Registrant and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Registrant shall not be obligated to indemnify any director or officer (or his or her heirs, executors or administrators) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Registrant.
No director shall be personally liable to the Registrant or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the BCA as the same exists or may hereafter be amended.
Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.
The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

Exhibit Number	Description
4.1
Third Amended and Restated Articles of Incorporation of Eagle Bulk Shipping Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-33831) filed with the Commission on August 4, 2016).

4.2
Articles of Amendment of the Third Amended and Restated Articles of Incorporation of Eagle Bulk Shipping Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-33831) filed with the Commission on September 14, 2020).

4.3
Certificate of Designations of Series A Junior Participating Preferred Stock of Eagle Bulk Shipping Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-33831) filed with the Commission on June 23, 2023).

4.4
Second Amended and Restated By-Laws of Eagle Bulk Shipping Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-33831) filed with the Commission on October 16, 2014).

4.5#
Eagle Bulk Shipping Inc. Second Amended and Restated 2016 Equity Incentive Plan (incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement on Schedule 14A (File No. 001-33831) filed with the Commission on April 27, 2022).

4.6
Rights Agreement dated as of June 22, 2023 between Eagle Bulk Shipping Inc. and Computershare Trust Company, N.A., a national banking corporation, as Rights Agent (including the form of Certificate of Designations of Series A Junior Participating Preferred Stock attached thereto as Exhibit A, the form of Right Certificate attached thereto as Exhibit B and the Summary of Rights to Purchase Preferred Shares attached thereto as Exhibit C) (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-33831) filed with the Commission on June 23, 2023).

4.7
Form of Specimen Stock Certificate of Eagle Bulk Shipping Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-33831) filed with the Commission on October 16, 2014).

4.8
Form of Specimen Warrant Certificate of Eagle Bulk Shipping Inc. (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K (File No. 001-33831) filed with the Commission on October 16, 2014).

4.9#
Form of Restricted Stock Award Agreement under the Eagle Bulk Shipping Inc. 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33831) filed with the Commission on March 7, 2017).

4.10#
Form of Option Award Agreement under the Eagle Bulk Shipping Inc. 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-33831) filed with the Commission on March 7, 2017).

4.11#
Form of Restricted Stock Unit Award Agreement under the Eagle Bulk Shipping Inc. Second Amended and Restated 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023 (File No. 001-33831) filed with the Commission on August 4, 2023).

4.12
Indenture, dated July 29, 2019, by and between Eagle Bulk Shipping Inc. and Deutsche Bank Trust Company Americas, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-33831) filed with the Commission on August 2, 2019).

4.13
Form of Note representing the Company’s 5.00% Convertible Senior Notes due 2024 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K (File No. 001-33831) filed with the Commission on August 2, 2019).

5.1*	Opinion of Seward & Kissel LLP.
23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Seward & Kissel LLP (contained in Exhibit 5.1 filed herewith).
107*	Filing Fee Table

* Filed herewith.
# Compensatory plan, contract or arrangement.

Item 9. Undertakings.
(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on August 7, 2023.

EAGLE BULK SHIPPING INC.
(registrant)

By:	/s/ Constantine Tsoutsoplides
Name:	Constantine Tsoutsoplides
Title:	Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Gary Vogel and Constantine Tsoutsoplides, and each of them acting individually, as his or her true and lawful attorney-in-fact, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing), to sign any and all amendments (including post-effective amendments thereto) to this registration statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date presented. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Name	Title	Date

/s/ Gary Vogel	Chief Executive Officer and Director	August 7, 2023
Gary Vogel	(Principal Executive Officer)

/s/ Constantine Tsoutsoplides	Chief Financial Officer	August 7, 2023
Constantine Tsoutsoplides	(Principal Financial and Accounting Officer)

/s/ Paul M. Leand, Jr.	Chairman of the Board of Directors	August 7, 2023
Paul M. Leand, Jr.

/s/ A. Kate Blankenship	Director	August 7, 2023
A. Kate Blankenship

/s/ Randee E. Day	Director	August 7, 2023
Randee E. Day

/s/ Justin A. Knowles	Director	August 7, 2023
Justin A. Knowles

/s/ Bart Veldhuizen	Director	August 7, 2023
Bart Veldhuizen

/s/ Gary Weston	Director	August 7, 2023
Gary Weston

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Eagle Bulk Shipping Inc., has signed this registration statement in the City of Stamford, State of Connecticut, on August 7, 2023.

EAGLE BULK (DELAWARE) LLC
By: Eagle Bulk Shipping Inc., its Sole Member

By:	/s/ Constantine Tsoutsoplides
Name:	Constantine Tsoutsoplides
Title:	Chief Financial Officer